UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2025

Edesa Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	001-37619	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spy Court, Markham, Ontario, Canada	L3R 5H6
(Address of Principal Executive Offices)	(Zip Code)

(289) 800-9600

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares	EDSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 8, 2025, Edesa Biotech, Inc. (the “Company”) announced positive results from a Phase 3 study evaluating the Company’s drug candidate paridiprubart (EB05) as a treatment for Acute Respiratory Distress Syndrome (“ARDS”), a life-threatening form of respiratory failure.

The data from the Phase 3 study demonstrated that paridiprubart met primary and secondary endpoints with statistical significance. Paridiprubart led to a clinically significant reduction in mortality through 60 days, as well as a significant reduction in the proportion of patients requiring invasive mechanical ventilation (“IMV”).

Paridiprubart in the most conservative intention-to-treat (“ITT”) population met the primary endpoint, demonstrating a statistically significant and clinically meaningful benefit for reduced mortality at 28 days. Patients treated with paridiprubart plus standard of care treatments (“SOC”) had a lower risk of death (39%) compared to those receiving placebo (52%), representing an absolute improvement in survival of 13% at 28 days with paridiprubart demonstrating a relative reduction in the risk of death of 25% compared to placebo (n=104; p<0.001). A durable survival benefit was also demonstrated at 60 days, with patients treated with paridiprubart plus SOC demonstrating a lower risk of death (46%) compared to those receiving placebo (59%), representing an absolute improvement in survival of 13% with a relative risk reduction of 22% for paridiprubart compared to placebo (n=104; p=0.003). In addition, subjects receiving paridiprubart + SOC demonstrated a 41% higher relative rate of clinical improvement, meaning patients no longer required IMV and/or organ support at Day 28.

The results from a safety population of more than 275 subjects, which included patients enrolled during the interim between the Phase 2 and Phase 3 study, demonstrated that EB05 was generally well-tolerated and consistent with the observed safety profile to date.

Paridiprubart is currently being evaluated in the U.S. government’s “Just Breathe” study investigating three novel threat-agnostic therapeutics in hospitalized adult patients with ARDS. The Company’s paridiprubart development program, including this Phase 3 study and manufacturing scale-up, also receives funding from the Government of Canada’s Strategic Innovation Fund.

Detailed Results

Patients were enrolled from 38 hospitals in the USA, Canada and Colombia. Participants were 18 years or older, receiving IMV with or without additional organ support at the time of hospitalization. They were randomly assigned (1:1) to SOC with paridiprubart (15mg/kg, maximum dose of 1400mg, n=56), or SOC with placebo (n=48). Efficacy outcomes were 28-day and 60-day mortality and proportion of patients with a decrease of ≥ 2 points in the WHO COVID-19 Severity Scale (WCSS) at 28-days. As previously disclosed, the Company opted to discontinue enrollment early for business reasons.

Patient demographics and baseline disease parameters were similar for the two groups with overall mean (SD) age: 52 (20-86) years, female (34%), severe ARDS (55%); moderate ARDS (38%); mild ARDS (5%), antivirals (10%), corticosteroids (44%), immunomodulators (10%), IMV only (36%), IMV with additional organ support (64%), acute kidney injury (26%), sepsis (20%), pneumonia (40%).

The following tables summarize the key results from the truncated Phase 3 study.

Mortality Rate at 28 Days and 60 Days

Multivariate Logistic Regression Derived Risk Differences, 95%CI*

Timepoint	Paridiprubart	Placebo	P-Value**

28-Day	0.39 (0.35, 0.44)	0.52 (0.47, 0.58)	<0.001
60-Day	0.46 (0.42, 0.50)	0.59 (0.55, 0.63)	0.003

Adjusted mortality risk estimate: variables included age, baseline WCSS, baseline antiviral use, baseline corticosteroid use, baseline immunomodulator use, concomitant antiviral use, concomitant corticosteroid use, concomitant immunomodulator use. Intent to treat (ITT) population; n=104.

**P-value based on Wald test for parameter estimate.

Achievement of ≥2-Point Improvement in WCSS at 28 Days

Multivariate Logistic Regression Derived Risk Differences, 95%CI*

Paridiprubart	Placebo	P-Value**

0.38 (0.31, 0.45)	0.27 (0.21, 0.33)	0.032

Adjusted risk estimate: variables included age, baseline WCSS, baseline antiviral use, baseline corticosteroid use, baseline immunomodulator use, concomitant antiviral use, concomitant corticosteroid use, concomitant immunomodulator use. ITT population; n=104.

**P-value based on Wald test for parameter estimate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edesa Biotech, Inc.

Date: October 28, 2025	By:	/s/ Peter J. Weiler
	Name:	Peter J. Weiler
	Title:	Chief Financial Officer